Exhibit 2.2

CONTINGENT CONTRIBUTION AGREEMENT

This CONTINGENT CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 3, 2012, is by and among Justice Holdings Limited, a company limited by shares incorporated with limited liability under the Laws of the British Virgin Islands (“Justice”), Justice Delaware Holdco Inc, a Delaware corporation and direct wholly-owned subsidiary of Justice (“New Holdco”), and each of the other parties set forth on the signature pages hereto (together with Justice and New Holdco, each a “Party”, and collectively the “Parties”).

Recitals

A. Justice is a blank check company incorporated to acquire one or more operating businesses through a merger, capital stock exchange, share purchase, asset acquisition, reorganization or similar transaction.

B. Each of Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, Pershing Square International, Ltd., a Cayman Islands exempted company (collectively, the “Pershing Square Entities”), Berggruen Acquisition Holdings III Ltd., a British Virgin Islands business company (“Berggruen”), and Marlin Equities VI, LLC, a Delaware limited liability company (“Marlin”, and collectively with the Pershing Square Entities and Berggruen, the “Founders” and each individually, a “Founder”), owns the number of convertible redeemable Class A shares, no par value, of Justice (the “Founder Shares”) and the number of convertible redeemable Class B shares, no par value, of Justice (“Founder Securities”) set forth opposite its name on Exhibit A attached hereto, which together constitute 100% of the issued and outstanding Founder Shares and 100% of the issued and outstanding Founder Securities, respectively.

C. On the date of this Agreement, Justice and New Holdco have entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Justice, New Holdco, Justice Holdco LLC, a Delaware limited liability company and direct wholly-owned subsidiary of New Holdco, and Burger King Worldwide Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth in the Business Combination Agreement, the transactions contemplated by the Business Combination Agreement will be effected (collectively, the “Business Combination”).

D. Following the Merger Effective Time, New Holdco will have a certificate of incorporation substantially in the form of Exhibit C to the Business Combination Agreement.

E. On the terms and subject to the conditions set forth in the Business Combination Agreement, and in connection with the Business Combination, Justice will contribute to New Holdco all Assets (including all cash and cash equivalents) then held by or on behalf of Justice, and New Holdco will issue to Justice a number of shares of common stock, par value $0.01 per share, of New Holdco (“New Holdco Common Shares”) equal to one less than the number of Justice Ordinary Shares (as defined below) then issued and outstanding and assume the liabilities of Justice on the terms and subject to the conditions set forth in the Assignment and Assumption Agreement in the form attached as Exhibit B to the Business Combination Agreement (collectively, the “Justice Contribution”).

F. On the terms and subject to the conditions set forth herein, in connection with the Business Combination, the Founders will contribute to New Holdco all of the issued and outstanding Founder Shares and Founder Securities in exchange for Class A shares of New Holdco (“New Holdco Founder Shares”) and Class B shares of New Holdco (“New Holdco Founder Securities”) to be issued by New Holdco, in each case, having substantially identical terms to the Founder Shares and Founder Securities, respectively (such steps collectively, the “Founders Contribution”), which Founders Contribution will occur contemporaneously with the Justice Contribution.

G. On the terms and subject to the conditions set forth in the Business Combination Agreement, immediately following the Founders Contribution, New Holdco will distribute to Justice all of the Founder Shares and all of the Founder Securities contributed to New Holdco in connection with the Founders Contribution, and Justice will immediately cancel such Founder Shares and Founder Securities (the “Distribution and Cancellation”).

H. On the terms and subject to the conditions set forth in the Business Combination Agreement, immediately following the Distribution and Cancellation and prior to the Merger Effective Time, Justice will distribute, by way of interim distribution, to holders of the ordinary shares, no par value, of Justice (“Justice Ordinary Shares”) all of the New Holdco Common Shares then held by Justice, with each such holder receiving one New Holdco Common Share for each Justice Ordinary Share then held by such holder (the “Justice Dividend”).

I. On the terms and subject to the conditions set forth in the Business Combination Agreement, following the Distribution and Cancellation and the Justice Dividend, Justice will commence the process of liquidating itself (the “Justice Liquidation”).

J. On the terms and subject to the conditions set forth in this Agreement, immediately following the Justice Dividend, the New Holdco Founder Shares and New Holdco Founder Securities shall be contributed by the holders thereof to New Holdco in exchange for 10,437,387 New Holdco Common Shares and New Holdco will immediately cancel such New Holdco Founder Shares and New Holdco Founder Securities (collectively, the “Pre-Merger Recapitalization”);

K. New Holdco shall, and Justice has agreed to cause New Holdco to, issue New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares to the Founders on the terms and subject to the conditions set forth herein.

L. Capitalized terms not otherwise defined herein have the meanings assigned thereto in the Business Combination Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Acquisition of New Holdco Founder Shares and New Holdco Founder Securities.

(a) Organization of New Holdco. Pursuant to the Business Combination Agreement, at the Closing, New Holdco’s certificate of incorporation shall be amended and restated to be substantially in the form of Exhibit C to the Business Combination Agreement. Prior to the Merger Effective Time, New Holdco shall not, and Justice shall cause New Holdco not to, engage in any activities whatsoever except as expressly contemplated by the Business Combination Agreement and this Agreement.

(b) Acquisition of New Holdco Founder Shares and New Holdco Founder Securities.

(i) Contemporaneously with the Justice Contribution (and as an integral part of the closing of the Business Combination), each Founder shall contribute, transfer, assign, convey and deliver to New Holdco, absolutely and unconditionally, free and clear of all liens and other Encumbrances of any kind (other than permitted liens (defined below)), all of the issued and outstanding Founder Shares and Founder Securities then owned beneficially or of record by such Founder, and in exchange for such contribution New Holdco shall issue to such Founder the number of New Holdco Founder Shares and New Holdco Founder Securities, in each case, having substantially identical terms to the Founder Shares and Founder Securities, respectively, set forth opposite such Founder’s name on Exhibit A attached hereto.

(ii) Immediately following receipt by New Holdco of all of the issued and outstanding Founder Shares and the Founder Securities in connection with the Founders Contribution, New Holdco shall distribute such Founder Shares and Founder Securities to Justice, and Justice shall (and hereby agrees to) immediately cancel such Founder Shares and Founder Securities.

(iii) The Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

(iv) Immediately following the Justice Dividend (and as an integral part of the closing of the Business Combination), each Founder shall contribute, transfer, assign, convey and deliver to New Holdco, absolutely and unconditionally, free and clear of all liens and other Encumbrances of any kind (other than permitted liens (defined below)), all of the issued and outstanding New Holdco Founder Shares and New Holdco Founder Securities then owned beneficially or of record by such Founder, and in exchange for such contribution New Holdco shall issue to such Founder the number of duly authorized, validly issued and fully paid New Holdco Common Shares set forth opposite such Founder’s name on Exhibit A attached hereto.

(v) Notwithstanding anything to the contrary contained herein, if any of the conditions to Justice’s and New Holdco’s obligation to consummate the Business Combination pursuant to Section 9.1 or Section 9.2 of the Business Combination Agreement have not been satisfied or have not been waived in accordance with the terms of the Business Combination Agreement (excluding conditions that by their nature are to be satisfied by action taken at the Closing, so long as such conditions have been waived or are then capable of being satisfied at the Closing), no Party shall be required to take any of the actions set forth in this Section 1(b).

(c) Termination of the Business Combination Agreement. If the Business Combination Agreement is validly terminated pursuant to and in accordance with its terms and there exists no dispute arising in connection with or relating to such termination between any of the parties thereto for a period of ten (10) Business Days following such termination, this Agreement shall automatically terminate and be of no further force or effect upon the expiration of such ten (10) Business Day period.

(d) Representations and Warranties of Justice and New Holdco. Each of Justice and New Holdco hereby represents and warrants to the other Parties as follows:

(i) Organization; Power and Authority. Such Party is duly incorporated or organized, as the case may be, and validly existing under the Laws of its jurisdiction of incorporation or organization, as the case may be. Such Party has all requisite corporate or other entity power, authority and legal right to own, carry on and operate its business as presently conducted. Such Party is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Justice Material Adverse Effect. Such Party has all requisite corporate or other entity power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(ii) Agreement Binding. The execution and delivery of this Agreement and by such Party and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, have been duly authorized by all necessary corporate or other entity action on the part of such Party. This Agreement has been duly authorized, executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(iii) No Conflict. None of the execution, delivery or performance by such Party of this Agreement, the consummation of the transactions contemplated hereby, or compliance by such Party with the provisions of this Agreement does or will (with or without the giving of notice or the lapse of time or both) require consent under, conflict with or result in a breach or violation of or a default under, or give rise to any Encumbrance on any of its Assets or any right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, (A) the organizational documents of such Party, (B) any material agreement, document or instrument to which such Party is a party or by which such Party or any of its Assets or properties is bound or (C) assuming the accuracy of the representations and warranties of the Founders set forth in Section 1(e), any Law, license, permit or other requirement, in each case, to which such Party or any of its Assets or properties are bound or subject.

(iv) Capitalization. The schedule set forth in Exhibit B attached hereto sets forth (A) the authorized capital stock of New Holdco that will be outstanding as of immediately prior to the Justice Contribution and the Founder Contribution and (B) the number of shares of capital stock of New Holdco that shall be issued and outstanding and the number of shares of capital stock of New Holdco that shall be reserved for issuance, in each case as of immediately following the completion of the transactions contemplated by Section 1(b) and prior to the Merger Effective Time.

(v) New Holdco Capital Stock. The New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares, when issued and delivered to the Founders in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid, non-assessable, and free and clear of all liens and Encumbrances of any kind (other than certain restrictions on transfer that may apply pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), the certificate of incorporation of New Holdco, or any other Law that may apply to a transfer of securities).

(e) Representations and Warranties of the Founders. Each Founder, severally and not jointly, hereby represents and warrants to the other Parties as follows:

(i) Organization; Power and Authority. Such Founder is duly incorporated or organized, as the case may be, and validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, as the case may be. Such Founder has the power, authority and legal right to execute and deliver this Agreement and perform all of its obligations hereunder.

(ii) Agreement Binding. This Agreement has been duly authorized, executed and delivered by such Founder and constitutes the legal, valid and binding obligation of such Founder, enforceable against such Founder in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(iii) No Conflict. None of the execution, delivery or performance by such Founder of this Agreement, the consummation of the transactions contemplated hereby or compliance by such Party with the provisions of this Agreement does or will (with or without the giving of notice or the lapse of time or both) require consent under, conflict with or result in a breach or violation of or a default under, or give rise to any Encumbrance on any of its Assets or any right of amendment, termination, cancellation or acceleration of any obligation or to a loss of benefit under, (A) the organizational documents of such Founder, (B) any material agreement, document or instrument to which such Founder is a party or by which such Founder or any of its assets or properties are bound or (C) assuming the accuracy of the representations and warranties of Justice and New Holdco set forth in Section 1(d), any Law, license, permit or other requirement, or any judgment, writ, injunction, decree of any governmental or regulatory authority, in each case, to which such Founder or any of its Assets or properties are bound or subject.

(iv) Investment Purpose. Such Founder is acquiring the New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Such Founder has had an opportunity to ask questions and receive answers concerning the capitalization of Justice and the proposed capitalization of New Holdco, the terms of this Agreement and the Business Combination Agreement and the financial condition and operations of Justice, New Holdco and the Company, and has had full access to such other information concerning Justice, New Holdco and the Company as such Founder has requested. Such Founder acknowledges that the New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares issued pursuant hereto are exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Such Founder is able to bear the economic risk of holding the New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(v) Review of Documents Relating to Justice. Such Founder has reviewed, or has had an opportunity to review, copies of the following documents:

(A) the Business Combination Agreement;

(B) all disclosure statements, schedules and exhibits to the Business Combination Agreement;

(C) all other principal documents related to the consummation of the transactions contemplated by the Business Combination Agreement; and

(D) such other documents and information as was requested by such Founder.

(vi) Certain Risk Factors. Such Founder understands the speculative nature of and risks involved in the proposed investment in Justice, New Holdco and the Company, and all matters relating to the structure and the operations of Justice, New Holdco and the Company have been discussed and explained to such Founder’s satisfaction.

(vii) Representations Relied Upon by Founder. Such Founder is acquiring the New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares without having been furnished any representations or warranties of any kind whatsoever with respect to the business and financial condition of Justice, New Holdco or the Company, other than the representations contained in this Agreement.

(viii) Founder Shares and Founder Securities. Such Founder owns, beneficially and of record, all of its Founder Shares and Founder Securities free and clear of all liens and Encumbrances of any kind (other than certain restrictions on transfer that may apply pursuant to the Securities Act, the memorandum of association and articles of association of Justice, any other Law that may apply to a transfer of securities or that certain Placing Agreement, dated February 14, 2011, among Justice, the Founders, Barclays Bank PLC, Citigroup Global Markets Limited and the other parties thereto (collectively, “permitted liens”)), and has full power and authority to convey free and clear of any lien or Encumbrance of any kind (other than permitted liens), its Founder Shares and Founder Securities (and when received in accordance with the terms hereof, its New Holdco Founder Shares and New Holdco Founder Securities), and upon the contribution of its Founder Shares, Founder Securities, New Holdco Founder Shares and New Holdco Founder Securities and the issuance by New Holdco, as applicable, of New Holdco Founder Shares, New Holdco Founder Securities and New Holdco Common Shares as herein provided, New Holdco will acquire good and valid title to such Founder Shares, Founder Securities, New Holdco Founder Shares and New Holdco Founder Securities, as applicable, free and clear of all liens other than permitted liens.

2. Lock-Up.

(a) Each Founder agrees with New Holdco (severally and not with any other Founder) that during the twelve (12) month period following the Merger Effective Time, without the prior written consent of New Holdco, such Founder shall not, and shall not authorize, permit or direct its Subsidiaries or Affiliates to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, warrant to purchase or otherwise transfer or dispose of any of its New Holdco Common Shares or (ii) enter into any derivative transaction of any type whatsoever (including, without limitation, any swap, contract for differences, option, warrant or futures transaction or arrangement) that transfers, in whole or in part, any of the economic consequences of its ownership of any of its New Holdco Common Shares (each of (i) and (ii) above, a “Disposal”), whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of any New Holdco Common Shares, in cash or otherwise.

(b) Notwithstanding the foregoing, the restrictions contained in this Section 2 shall not apply to any of the following Disposals:

(i) a Disposal of New Holdco Common Shares by any Founder to any of its Affiliates at any time;

(ii) a Disposal by: (A) Marlin or Martin E. Franklin of up to an aggregate amount of 10% of their New Holdco Common Shares; or (B) Berggruen or Nicolas Berggruen of up to an aggregate amount of 10% of their New Holdco Common Shares; or (C) the Pershing Square Entities or William A. Ackman of up to an aggregate amount of 10% of their New Holdco Common Shares, in each case of clauses (A), (B) and (C) as a bona fide gift (in each case by reference to the number of New Holdco Common Shares they hold immediately following consummation of the Business Combination);

(iii) a Disposal of New Holdco Common Shares, by Mr. Franklin, Mr. Berggruen or Mr. Ackman for estate planning purposes to persons immediately related to such person, as the case may be, making such Disposal by blood, marriage or adoption;

(iv) a Disposal of New Holdco Common Shares by Mr. Franklin, Mr. Berggruen or Mr. Ackman to any trust that is solely for the benefit of such person, as the case may be, and/or the persons described in Section 2(b)(iii),including such Disposal made to any trust (or any direct or indirect subsidiary of any trust) of which Mr. Franklin, Mr. Berggruen or Mr. Ackman is a beneficiary);

(v) a Disposal of New Holdco Common Share by any Founder (or any funds referred to in Section 2(b)(vi)) to any of its holders of equity, holders of partnership interests or members; provided that, in the case of a Disposal by a Pershing Square Entity (or any fund referred to in Section 2(b)(vi)) to any of its holders of equity, holders of partnership interests or members, such Disposal is made (a) in order to satisfy a redemption of the shares or interests of the transferee, (b) pursuant to a winding up of such Pershing Square Entity (or such fund referred to in Section 2(b)(vi)) or (c) as a result of a legal, regulatory or tax issue that makes it illegal or, in the determination of such Pershing Square Entity (or such fund referred to in Section 2(b)(vi)) acting reasonably, materially disadvantageous for such Pershing Square Entity (or such fund referred to in Section 2(b)(vi)) to continue to hold such New Holdco Common Shares;

(vi) a Disposal of New Holdco Common Shares by a fund managed by Pershing Square Capital Management, L.P., or an Affiliate thereof, to another fund managed by Pershing Square Capital Management, L.P., or an Affiliate thereof;

(vii) any Disposal by any Founder (or in the event of a Disposal under Section 2(b)(v), any equity holder, holder of partnership interest or member referred to therein, or in the event of a Disposal under Section 2(b)(vi), any funds referred to therein) of up to an aggregate amount of 10% of its New Holdco Common Shares (in the case of a Founder by reference to the number of New Holdco Common Shares it holds immediately following the Business Combination (less any New Holdco Common Shares transferred by it pursuant to Section 2(b)(v) or Section 2(b)(vi)) and in the case of any such equity holder, holder of partnership interest, member or fund, by reference to the number of New Holdco Common Shares it holds immediately after the Disposal pursuant Section 2(b)(v) or Section 2(b)(vi), as the case may be) to any person if and to the extent that either (A) the proceeds of sale are used solely for the purpose of making a payment by way of charitable gift to a charitable organization registered with the applicable charities regulator or (B) such person is a charitable organization registered with the applicable charities regulator;

(viii) an acceptance of a general offer for the New Holdco Common Shares made to all holders of New Holdco Common Shares on equal terms;

(ix) the provision of an irrevocable undertaking to accept an offer as described in Section 2(b)(viii);

(x) any Disposal of New Holdco Common Shares by a Founder to any person if and to the extent that the proceeds of sale are used solely for the purpose of meeting any tax liability incurred in connection with, or as a result of transactions related to, the completion of the Business Combination; or

(xi) a Disposal of any New Holdco Common Shares acquired by a Founder after the Merger Effective Time in any open-market transaction;

provided that with respect to any of the Disposals listed Section 2(b)(i) through Section 2(b)(vi), New Holdco is given written notice prior to or contemporaneously with said Disposal, identifying the name and address of such transferee and such transferee(s) assume in writing the obligations of such Founder under this Agreement by executing appropriate joinder agreements in a form reasonably acceptable to New Holdco.

3. Founder Release. Effective as of the Merger Effective Time, each Founder (for itself and on behalf of each of its Representatives, members, managers, trustees, beneficiaries, Affiliates, employees, attorneys, successors and assigns (together with such Founder, each a “Releasing Person”)) hereby releases and forever discharges (and upon request of another Party, shall cause each other Releasing Person to acknowledge in writing such release and discharge):

(a) each other Party, Justice, New Holdco, and all of their respective present and former Representatives, members, managers, trustees, beneficiaries, Affiliates (other than the parties listed in Section 3(b)), employees, attorneys, successors and assigns (each a “Released Person”) from all debts, demands, causes of action, Actions, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every kind and nature, both at law and in equity, known or unknown, accrued or unaccrued (“Released Claims”), which have been or could have been asserted against any Released Person, which any Releasing Person has or had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Merger Effective Time in respect of matters relating to Justice, New Holdco or any other Released Person (including any matters relating to or arising from such Founder’s ownership of or other interests in any Justice Ordinary Shares, Founder Shares, Founder Securities, New Holdco Founder Shares, New Holdco Founder Securities or New Holdco Common Shares); provided that the Parties acknowledge and agree that this Section 3 does not apply and shall not constitute a release of any rights or obligations arising under this Agreement, the Business Combination Agreement, any Ancillary Agreement or any indemnification or similar arrangement (whether pursuant to a Contract with, or any Organization Document of, any Party) to which such Founder is a party to, or the beneficiary of, as applicable, as of the date hereof; and

(b) Fund II, the Company and all of their respective present and former Representatives, members, managers, trustees, beneficiaries, Affiliates (other than New Holdco), employees, attorneys, successors and assigns from all Released Claims, which have been or could have been asserted against any such person, which any Releasing Person has or had, which arises out of or in any way relates to this Agreement, the Business Combination Agreement or the transactions contemplated hereby and/or thereby; provided that the Parties acknowledge and agree that this Section 3 does not apply and shall not constitute a release of any indemnity rights or obligations arising under this Agreement, the Business Combination Agreement, any Ancillary Agreement or any indemnification or similar arrangement (whether pursuant to a Contract with, or any Organization Document of, any Party) to which such Founder is a party to, or the beneficiary of, as applicable, as of the date hereof.

4. Registration Rights Agreement. Prior to the Merger Effective Time, each Pershing Square Entity hereby agrees to enter into, execute and deliver that certain Registration Rights Agreement by and among New Holdco and the Pershing Square Entities.

5. Certain Actions. (a) Prior to the Merger Effective Time, each Founder agrees with New Holdco (severally and not with the other Founder) that such Founder shall not, directly of indirectly take any action, omit to take any action or otherwise engage in any activities whatsoever with respect to any Justice Ordinary Share, Founder Share, Founder Security, New Holdco Founder Share, New Holdco Founder Security or New Holdco Common Share except as expressly contemplated by the Business Combination Agreement and this Agreement.

(b) Each Party hereby agrees that it shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws or otherwise, so as to permit and effect the transactions contemplated by this Agreement (including those set forth in Section 1(b)) as promptly as practicable.

6. Independent Nature of Founders’ Obligations and Rights.

(a) Several Not Joint Obligations. The obligations of Marlin, Berggruen and the Pershing Square Entities under the this Agreement are several and not joint with the obligations of any other Founder and none of Marlin, Berggruen or any Pershing Square Entity shall be responsible in any way for the performance of the obligations of any other Founder under this Agreement. Nothing contained herein or in the Business Combination Agreement, and no action taken by Marlin, Berggruen or the Pershing Square Entities pursuant hereto or thereto, shall be deemed to constitute Marlin, Berggruen or the Pershing Square Entities as, and each of Justice and New Holdco acknowledges that Marlin, Berggruen and the Pershing Square Entities do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that Marlin, Berggruen or the Pershing Square Entities are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any matters, and each of Justice and New Holdco acknowledges that Marlin, Berggruen and the Pershing Square Entities are not acting in concert or as a group, and New Holdco shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement or the Business Combination Agreement. The decision of Marlin, Berggruen and the Pershing Square Entities to enter into this Agreement has been made by Marlin, Berggruen and the Pershing Square Entities independently of any other Founder.

(b) No Agency. Each Founder acknowledges that no other Founder has acted as agent for such Founder in connection with such Founder making its investment under this Agreement or in connection with the Business Combination and that no other Founder will be acting as agent of such Founder in connection with monitoring such Founder’s investment in New Holdco Common Shares or enforcing its rights under this Agreement.

(c) Independent Participation. Each of Justice, New Holdco and each Founder confirms that each Founder has independently participated with Justice and New Holdco in the negotiation of the transactions contemplated hereby and by the Business Combination Agreement with access to the advice of its own counsel and advisors. Each Founder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or the Business Combination Agreement, and it shall not be necessary for any other Founder to be joined as an additional party in any proceeding for such purpose.

(d) Agreement of Berggruen. It is expressly understood and agreed that each provision contained in this Agreement as applicable to Berggruen is between Justice and New Holdco, on the one hand, and Berggruen, on the other hand, and not between Berggruen and any other Founder.

(e) Agreement of Marlin. It is expressly understood and agreed that each provision contained in this Agreement as applicable to Marlin is between Justice and New Holdco, on the one hand, and Marlin, on the other hand, and not between Marlin and any other Founder.

(f) Agreement of the Pershing Square Entities. It is expressly understood and agreed that each provision contained in this Agreement as applicable to the Pershing Square Entities is between Justice and New Holdco, on the one hand, and the Pershing Square Entities, on the other hand, and not between the Pershing Square Entities and any other Founder.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Justice, to:

Justice Holdings Limited

Regency Court Glategny Esplanade

St. Peter Port

Guernsey GY1 3RH

Attention: Company Administrator

Facsimile No.: +(44) 1481 716 868

E-mail: mwoodall@iag.gg

With a copy (which shall not constitute notice) to:

Berggruen Acquisition Holdings III Ltd.

Kingston Chambers

PO Box 173

Road Town

Tortola

British Virgin Islands

Attention: Jared Bluestein

Facsimile No.: 212-380-2236

E-mail: jb@berggruenholdings.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

401 E. Las Olas Blvd., Suite 2000

Fort Lauderdale, FL 33301

Attention: Donn Beloff, Esq.

Facsimile No.: 954-765-1477

E-mail: beloffd@gtlaw.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Alan Sinsheimer, Esq.

Facsimile No.: (212) 558-3588

E-mail: SinsheimerA@sullcrom.com

(b)	If to any Founder, to the address specified in Exhibit A hereto.

Prior to the Merger Effective Time, each Party hereby agrees to provide the Company with a copy of each notice or other communication sent by such Party to any other Party to the following address (or at such other address as the Company may specify by like notice):

Burger King Worldwide Holdings, Inc.

5505 Blue Lagoon Drive

Miami, Florida 33126

Attention:    Daniel Schwartz, Chief Financial Officer

                     Jill Granat, Esq., General Counsel

Facsimile No.: (305) 378-7275

E-mail:        dschwartz@whopper.com

                     jgranat@whopper.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10122

Attention:    Stephen Fraidin, Esq.

                     William B. Sorabella, Esq.

                     David B. Feirstein, Esq.

Facsimile No.: (212) 446-6460

E-mail:    stephen.fraidin@kirkland.com

                 william.sorabella@kirkland.com

                 david.feirsten@kirkland.com

8. Assignment. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9. Parties in Interest. Subject to the two immediately succeeding sentences of this Section 9, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement is intended to be for the benefit of, shall be enforceable by, and each Party hereby expressly grants third-party rights to, each of the Company, Fund II and their respective successors and assigns. Notwithstanding anything to the contrary in Section 10(a)) this Agreement may not be amended, supplemented or otherwise modified without the prior written consent of each of the Company and Fund II. From and after the date hereof, each of the Company and Fund II shall be entitled to enforce the obligations and covenants contained in this Agreement and each Party hereby acknowledges and agrees that each of the Company and Fund II would suffer irreparable harm and that no adequate remedy at law exists for a breach of any such obligation or covenant and each of the Company and Fund II shall be entitled to injunctive relief and specific performance in the event of any breach of any provision of this Agreement.

10. Amendment; Waiver; Third Party Beneficiary Rights.

(a) This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Parties and the Company or (ii) by a waiver in accordance with Section 10(b).

(b) Subject to the immediately following sentence, any Party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other Party, (ii) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by such other Party pursuant hereto or (iii) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby and the Company. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11. Entire Agreement. This Agreement (including the Exhibits hereto and the documents and instruments referred to herein), the Business Combination Agreement (including the Schedules and Exhibits thereto and the documents and instruments referred to therein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby and by the Business Combination Agreement be consummated as originally contemplated to the fullest extent possible.

13. Governing Law; Forum. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract entered into and fully performed solely within the State of Delaware without giving effect to the principles of conflict of laws thereof. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or permitted assigns shall be brought and determined exclusively in any state court or Federal court sitting in New Castle County, Delaware and each Party hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any state court or Federal court sitting in New Castle County, Delaware.

14. Counterparts. This Agreement may be executed in counterparts, and by facsimile or portable document format (.pdf) transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

15. Remedies. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Parties do no perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transaction contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Party seeking the injunction, specific performance and other equitable relief has an adequate remedy at law.

16. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has caused this Contingent Contribution Agreement to be duly executed and delivered as of the day and year first above written.

JUSTICE:

JUSTICE HOLDINGS LIMITED

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	Director

NEW HOLDCO:

JUSTICE DELAWARE HOLDCO INC.

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	President

[Signature Page to Contingent Contribution Agreement]

FOUNDERS:

PERSHING SQUARE, L.P. By: Pershing Square GP, LLC its General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE II, L.P. By: Pershing Square GP, LLC its General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

PERSHING SQUARE INTERNATIONAL, LTD. By: Pershing Square Capital Management, L.P., its Investment Partner By: PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Managing Member

[Signature Page to Contingent Contribution Agreement]

FOUNDERS (CONTINUED):

BERGGRUEN ACQUISITION HOLDINGS III, LTD.

By:	/s/ Jared Bluestein
Name:	Jared Bluestein
Title:	Secretary

MARLIN EQUITIES VI, LLC

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	Managing Member and Chief Executive Officer

[Signature Page to Contingent Contribution Agreement]

Exhibit A

Ownership and Notice Information

(a) Name and Notice Address	Founder Shares Number and (Percentage of Class A Shares)	Founder Securities Number and (Percentage of Class B Shares)	New Holdco Founder Shares Number and (Percentage of Class A Shares)	New Holdco Founder Securities Number and (Percentage of Class B Shares)	New Holdco Common Shares Number of New Holdco Common Shares held by Founder immediately following the Merger Effective Time
Pershing Square, L.P. c/o Pershing Square Capital Management, L.P. 888 Seventh Avenue, 42nd Floor New York, New York 10019	42 (0.28%)	42 (0.28%)	42 (0.28%)	42 (0.28%)	29,225
Pershing Square II, L.P. [Address same as above]	1,992 (13.28%)	1,992 (13.28%)	1,992 (13.28%)	1,992 (13.28%)	1,386,085
Pershing Square International, Ltd. [Address same as above]	2,966 (19.77%)	2,966 (19.77%)	2,966 (19.77%)	2,966 (19.77%)	2,063,819
Berggruen Acquisition Holdings III Ltd. Kingston Chambers PO Box 173 Road Town Tortola, British Virgin Islands	5,000 (33 1/3%)	5,000 (33 1/3%)	5,000 (33 1/3%)	5,000 (33 1/3%)	3,479,129
Marlin Equities VI, LLC 555 Theodore Fremd Avenue Suite B-302 Rye, New York 10580	5,000 (33 1/3%)	5,000 (33 1/3%)	5,000 (33 1/3%)	5,000 (33 1/3%)	3,479,129
(i) Total	15,000 (100%)	15,000 (100%)	15,000 (100%)	15,000 (100%)	10,437,387

EXHIBIT B

New Holdco Capitalization

I. Authorized Capital Stock of New Holdco Outstanding Prior to the Founders Contribution:

A. Common Stock: 200,000,000 shares

B. Preferred Stock: 10,000,000 shares

C. Class A. Shares: 15,000 shares

D. Class B Shares: 15,000 shares

II. Issued and Outstanding Shares of Capital Stock of New Holdco following completion of transactions contemplated by Section 1(b):

A. Common Stock: 100,494,387

B. Preferred Stock: no shares

C. Class A Shares: no shares

D. Class B Shares: no shares

III. Shares of Capital Stock of New Holdco Reserved for Issuance:

A. Common Stock: 249,414,069

B. Preferred Stock: no shares

C. Class A Shares: no shares

D. Class B Shares: no shares